Exhibit 23.8

3rd Floor, 44 Esplanade, St.

St. Helier, Jersey, JE49WG

CONSENT OF QUALIFIED PERSON

Jan Coetzee, in connection with the Registration Statement on Amendment No. 2 to Form F-4 dated April 18, 2023 filed by Metals Acquisition Corp and any amendments or supplements and/or exhibits thereto (collectively, the “Form F-4”) disclosing the Technical Report Summary (as defined below), consents to:

●	the public filing and use of the technical report summary titled “Technical Summary Report – CSA Copper Mine – New South Wales - Australia, effective as of April 18, 2023, by Behre Dolbear Australia Minerals Industry Consultants and other qualified persons,” (the “Technical Report Summary”), with an effective date of April 18, 2023, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Form F-4;

●	the use of and references to his name, including his status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form F-4 and any such Technical Report Summary; and

●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by him, that he supervised the preparation of and/or that was reviewed and approved by him, that is included or incorporated by reference in the Form F-4.

Mr. Coetzee is responsible for authoring, and this consent pertains to, the Mineral Reserve estimate in the Form F-4.

Dated this April 18, 2023

/s/ Jan Coetzee
Jan Coetzee
Officer of
Metals Acquisition Limited, a Qualified Person